Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ares Capital Corporation:

We consent to the use of our report dated February 26, 2015, with respect to the consolidated financial statements of Ares Capital Corporation and our report dated March 5, 2015 on the senior securities table of Ares Capital Corporation included herein, and to the references to our firm under the headings Selected Condensed Consolidated Financial Data of Ares Capital, Senior Securities, and Independent Registered Public Accounting Firm in the registration statement.

/s/ KPMG LLP

Los Angeles, California
March 5, 2015